Exhibit 99.1

(NASDAQ: BOCH)

For Immediate Release:

Bank of Commerce Holdings Announces Results for the Second Quarter of 2017

REDDING, California, July 21, 2017- / GLOBE NEWSWIRE— Randall S. Eslick, President and Chief Executive Officer of Bank of Commerce Holdings (NASDAQ: BOCH) (the “Company”), a $1.2 billion asset bank holding company and parent company of Redding Bank of Commerce (the “Bank”), today announced financial results for the quarter and the six months ended June 30, 2017. Net income for the quarter ended June 30, 2017 was $2.2 million or $0.15 per share – diluted, compared with net income of $1.6 million or $0.11 per share – diluted for the same period of 2016. Net income for the six months ended June 30, 2017 was $4.5 million or $0.31 per share – diluted compared with $596 thousand or $0.04 per share – diluted for the same period of 2016.

On May 10, 2017, the Company completed the sale of 2,738,096 shares of its common stock at a public offering price of $10.50 per share and received net proceeds of $26.8 million. Randall S. Eslick, President and CEO commented “The proceeds from our successful stock offering in May will support lending and investment activities, support or fund acquisitions of other institutions or branches as and if such transactions become available, or repay certain borrowings. In addition, as a result of the increase in our market capitalization, we are now listed on the Russell 2000 which should increase our corporate profile and generate more interest amongst institutional investors.”

Financial highlights for the second quarter of 2017:

●

Net income of $2.2 million or $0.15 per share – diluted for the three months ended June 30, 2017 was an increase of $653 thousand (42%) from $1.6 million or $0.11 per share – diluted earned during the same period in the prior year.

●	Return on average assets improved to 0.76% for the second quarter of 2017 compared to 0.59% for the same period in the prior year.
●	Return on average equity improved to 7.85% for the second quarter of 2017 compared to 6.85% for the same period in the prior year.
●	Net interest income increased $958 thousand (10%) to $10.2 million for the second quarter of 2017 compared to $9.2 million for the same period in the prior year.
●	Average deposits for the three months ended June 30, 2017 totaled $1.0 billion, an increase of $3.3 million (1% annualized) compared to average deposits for the prior quarter.
●	Average loans for the three months ended June 30, 2017 totaled $821.3 million, an increase of $14.5 million (7% annualized) compared to average loans for the prior quarter.
●	Average earning assets for the three months ended June 30, 2017 totaled $1.1 billion, an increase of $22.6 million (8% annualized) compared to average earning assets for the prior quarter.
●	Nonperforming assets at June 30, 2017 totaled $10.7 million or 0.88% of total assets, a decrease of $140 thousand (5% annualized) since March 31, 2017.
●	Tangible book value per common share was $7.61 at June 30, 2017 compared to $6.97 at March 31, 2017.

Financial highlights for the six months ended June 30, 2017:

●

Net income of $4.5 million or $0.31 per share – diluted for the six months ended June 30, 2017 was an increase of $3.9 million (648%) from $596 thousand or $0.04 per share – diluted earned during the same period in the prior year. Net income for 2016 was negatively impacted by $3.0 million of branch acquisition and balance sheet restructuring costs, a $546 thousand other-than-temporary-impairment of an investment security and the write-off of a $363 thousand deferred tax asset.

●	Return on average assets improved to 0.78% for the six months ended June 30, 2017 compared to 0.11% for the same period in the prior year.
●	Return on average equity improved to 8.66% for the six months ended June 30, 2017 compared to 1.31% for the same period in the prior year.
●	Net interest income increased $2.4 million (14%) to $19.9 million for the six months ended June 30, 2017 compared to $17.5 million for the same period in the prior year.

(NASDAQ: BOCH)

●	Average deposits for the six months ended June 30, 2017 totaled $1.0 billion, an increase of $136.2 million (16%) compared to average deposits for the same period in the prior year.
●	Average loans for the six months ended June 30, 2017 totaled $814.1 million, an increase of $82.4 million (11%) compared to average loans for the same period in the prior year.
●	Average earning assets totaled $1.1 billion for the six months ended June 30, 2017, an increase of $106.6 million (11%) compared to average earning assets for the same period in the prior year.
●	Nonperforming assets at June 30, 2017 totaled $10.7 million or 0.88% of total assets, a decrease of $1.5 million (24% annualized) compared to December 31, 2016.

Randall S. Eslick, President and CEO commented: “We are very pleased with the growth during the second quarter. All deposit growth was in core deposits and we continue to reduce our reliance on time deposits. Loan growth, combined with the improving deposit mix is reflected in the enhancement to our net interest margin and the 4.5% growth in net interest income.”

Forward-Looking Statements

This quarterly press release includes forward-looking information, which is subject to the “safe harbor” created by the Securities Act of 1933 and Securities Act of 1934. These forward-looking statements (which involve our plans, beliefs and goals, refer to estimates or use similar terms) involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors:

●	Competitive pressure in the banking industry and changes in the regulatory environment
●	Changes in the interest rate environment and volatility of rate sensitive assets and liabilities
●	A decline in the health of the economy nationally or regionally which could reduce the demand for loans or reduce the value of real estate collateral securing most of our loans
●	Credit quality deterioration which could cause an increase in the provision for loan and lease losses
●	Asset/Liability matching risks and liquidity risks
●	Changes in the securities markets

For additional information concerning risks and uncertainties related to the Company and its operations, please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 under the heading “Risk Factors” and to subsequent reports on Form 10-Q and current reports on Form 8-K. Readers are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation and specifically disclaims any obligation to revise or publicly release the results of any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date the statements were made.

(NASDAQ: BOCH)

TABLE 1
SELECTED FINANCIAL INFORMATION - UNAUDITED
(amounts in thousands except per share data)

	For The Three Months Ended			For The Six Months Ended
Net income, average assets and	June 30,		March 31,	June 30,
average shareholders' equity	2017	2016	2017	2017	2016
Net income	$2,209	$1,556	$2,252	$4,461	$596
Average total assets	$1,170,447	$1,064,186	$1,148,305	$1,159,438	$1,049,192
Average total earning assets	$1,097,644	$990,132	$1,075,039	$1,086,404	$979,976
Average shareholders' equity	$112,855	$91,317	$94,820	$103,888	$91,312

Selected performance ratios
Return on average assets	0.76%	0.59%	0.80%	0.78%	0.11%
Return on average equity	7.85%	6.85%	9.63%	8.66%	1.31%
Efficiency ratio	69.13%	79.43%	71.49%	70.32%	93.45%

Share and per share amounts
Weighted average shares - basic	15,014	13,367	13,416	14,220	13,364
Weighted average shares - diluted	15,113	13,425	13,521	14,321	13,408
Earnings per share - basic	$0.15	$0.11	$0.17	$0.31	$0.04
Earnings per share - diluted	$0.15	$0.11	$0.17	$0.31	$0.04

	At June 30,		At March 31,
Share and per share amounts	2017	2016	2017
Common shares outstanding (1)	16,260	13,439	13,517
Tangible book value per common share	$7.61	$6.71	$6.97

Capital ratios
Bank of Commerce Holdings (2)
Common equity tier 1 capital ratio (3)	12.55%	9.69%	9.71%
Tier 1 capital ratio (3)	13.56%	10.77%	10.72%
Total capital ratio (3)	15.83%	13.11%	13.00%
Tier 1 leverage ratio (3)	11.38%	9.34%	9.09%
Tangible common equity ratio	10.23%	8.44%	8.27%

Redding Bank of Commerce
Common equity tier 1 capital ratio (3)	12.66%	12.80%	12.59%
Tier 1 capital ratio (3)	12.66%	12.80%	12.59%
Total capital ratio (3)	13.91%	14.05%	13.84%
Tier 1 leverage ratio (3)	10.64%	11.14%	10.67%

(1) Includes unvested restricted shares issued in accordance with the Company's equity incentive plan.
(2) Capital Ratios for the Company include the benefit of $26.8 million net proceeds from the sale of 2,738,096 shares of common stock in the second quarter of 2017.

(3) The Company and the Bank continue to meet all capital adequacy requirements to which they are subject. The capital ratios for 2016 were impacted by increased average total assets, the addition of $1.8 million of core deposit intangible and $665 thousand of goodwill recorded in conjunction with the acquisition of five branches in March of 2016.

(NASDAQ: BOCH)

BALANCE SHEET OVERVIEW

As of June 30, 2017, the Company had total consolidated assets of $1.2 billion, gross loans of $815.4 million, allowance for loan and lease losses (“ALLL”) of $11.7 million, total deposits of $1.0 billion, and shareholders’ equity of $126.0 million.

TABLE 2
LOAN BALANCES BY TYPE - UNAUDITED
(amounts in thousands)

	At June 30,						At March 31,
		% of		% of	Change			% of
	2017	Total	2016	Total	Amount	%	2017	Total
Commercial	$152,204	19%	$150,410	20%	$1,794	1%	$145,635	19%
Real estate - construction and land development	22,275	3	31,169	4	(8,894)	(29)%	25,241	3
Real estate - commercial non-owner occupied	310,995	38	246,430	33	64,565	26%	311,203	38
Real estate - commercial owner occupied	184,868	23	169,763	23	15,105	9%	179,752	23
Real estate - residential - ITIN	43,229	5	47,188	6	(3,959)	(8)%	44,211	5
Real estate - residential - 1-4 family mortgage	18,904	2	16,806	2	2,098	12%	19,710	2
Real estate - residential - equity lines	32,133	4	38,027	5	(5,894)	(15)%	33,019	4
Consumer and other	50,780	6	54,347	7	(3,567)	(7)%	51,423	6
Gross loans	815,388	100%	754,140	100%	61,248	8%	810,194	100%
Deferred fees and costs	1,541		1,028		513		1,446
Loans, net of deferred fees and costs	816,929		755,168		61,761		811,640
Allowance for loan and lease losses	(11,688)		(11,864)		176		(11,641)
Net loans	$805,241		$743,304		$61,937		$799,999

Average yield on loans during the quarter	4.77%		4.76%		0.01		4.72%

The Company recorded gross loan balances of $815.4 million at June 30, 2017, compared with $754.1 million and $810.2 million at June 30, 2016 and March 31, 2017, respectively, an increase of $61.2 million and $5.2 million, respectively. The increase in gross loans compared to the same period a year ago and the prior period was driven by organic loan originations and is the result of investments in our SBA division and in our expanded Sacramento commercial banking group.

Average loan balances were $821.3 million for the quarter ended June 30, 2017, compared with $742.7 million and $806.8 million for the quarters ended June 30, 2016 and March 31, 2017, respectively, an increase of $78.6 million or 11% and $14.5 million or 7% annualized, respectively.

(NASDAQ: BOCH)

TABLE 3
CASH, CASH EQUIVALENTS, AND INVESTMENT SECURITIES - UNAUDITED
(amounts in thousands)

	At June 30,						At March 31,
		% of		% of	Change			% of
	2017	Total	2016	Total	Amount	%	2017	Total

Cash and due from banks	$23,420	7%	$14,695	6%	$8,725	59%	$18,315	7%
Interest-bearing deposits in other banks	73,434	22	51,345	19	22,089	43%	42,744	16
Total cash and cash equivalents	96,854	29	66,040	25	30,814	47%	61,059	23

Investment securities:
U.S. government and agencies	24,231	7	12,209	5	12,022	98%	12,496	5
Obligations of state and political subdivisions	58,400	17	59,015	23	(615)	(1)%	55,663	20
Residential mortgage backed securities and collateralized mortgage obligations	91,375	28	45,016	17	46,359	103%	82,392	30
Corporate securities	8,312	2	22,313	9	(14,001)	(63)%	10,448	4
Commercial mortgage backed securities	23,421	7	14,865	6	8,556	58%	16,522	6
Other asset backed securities	3,870	1	4,488	1	(618)	(14)%	4,013	1
Total investment securities - AFS	209,609	62	157,906	61	51,703	33%	181,534	66

Obligations of state and political subdivisions - HTM	31,329	9	35,415	14	(4,086)	(12)%	31,257	11
Total investment securities - AFS and HTM	240,938	71	193,321	75	47,617	25%	212,791	77
Total cash, cash equivalents and investment securities	$337,792	100%	$259,361	100%	$78,431	30%	$273,850	100%
Average yield on interest-bearing due from banks and investment securities during the quarter	2.27%		2.37%		(0.10)		2.17%

As of June 30, 2017, we maintained noninterest-bearing cash positions of $23.4 million and interest-bearing deposits of $73.4 million at the Federal Reserve Bank and correspondent banks. Cash balances for the second quarter of 2017 included $26.8 million of net proceeds received from the sale of common stock. During the second quarter of 2017, we deployed liquidity provided by the sale of common stock and strong organic deposit growth primarily into available-for-sale securities and interest-bearing deposits at other banks.

Available-for-sale investment securities totaled $209.6 million at June 30, 2017, compared with $157.9 million and $181.5 million at June 30, 2016 and March 31, 2017, respectively. Our available-for-sale investment portfolio provides us with a secondary source of liquidity to fund higher yielding asset opportunities, such as loan originations. During the second quarter of 2017, we purchased 31 securities with a par value of $43.7 million and weighted average yield of 2.50% and sold eight securities with a par value of $12.6 million and weighted average yield of 1.94%. The sales activity on available-for-sale securities resulted in $35 thousand in net realized gains. During the same period, we received $5.5 million in proceeds from principal payments, calls and maturities within the available-for-sale investment securities portfolio. Average securities balances and weighted average tax equivalent yields for the quarters ended June 30, 2017 and 2016 were $217.6 million and 3.10% compared to $201.4 million and 3.39%, respectively.

(NASDAQ: BOCH)

At June 30, 2017, our net unrealized gains on available-for-sale investment securities were $682 thousand compared with net unrealized gains of $2.6 million and net unrealized losses of $891 thousand at June 30, 2016 and March 31, 2017, respectively. The decrease in net unrealized gains from June 30, 2016 and June 30, 2017 is primarily due to significant changes in market interest rates.

TABLE 4
DEPOSITS BY TYPE - UNAUDITED
(amounts in thousands)

	At June 30,						At March 31,
		% of		% of	Change			% of
	2017	Total	2016	Total	Amount	%	2017	Total
Demand - noninterest-bearing	$303,560	29%	$224,467	24%	$79,093	35%	$270,412	27%
Demand - interest-bearing	426,798	41	385,609	41	41,189	11%	407,784	41
Total demand	730,358	70	610,076	65	120,282	20%	678,196	68

Savings	109,472	10	105,228	11	4,244	4%	112,738	11
Total non-maturing deposits	839,830	80	715,304	76	124,526	17%	790,934	79

Certificates of deposit	206,395	20	222,252	24	(15,857)	(7)%	213,556	21
Total deposits	$1,046,225	100%	$937,556	100%	$108,669	12%	$1,004,490	100%

Average rate on interest-bearing deposits during the quarter	0.42%		0.39%		0.03		0.39%
Average rate on all deposits during the quarter	0.31%		0.30%		0.01		0.29%

Total deposits at June 30, 2017, increased $108.7 million or 12% to $1.0 billion compared to June 30, 2016, and increased $41.7 million or 17% annualized compared to March 31, 2017. Total non-maturing deposits increased $124.5 million or 17% compared to the same date a year ago and increased $48.9 million or 25% annualized compared to March 31, 2017. Certificates of deposit decreased $15.9 million or 7% compared to the same date a year ago and decreased $7.2 million or 13% annualized compared to March 31, 2017.

TABLE 5
WHOLESALE AND BROKERED DEPOSITS - UNAUDITED
(amounts in thousands)

	At June 30,		At March 31,
	2017	2016	2017
CDARS / ICS reciprocal brokered deposits	$56,803	$54,783	$55,565
Online listing service wholesale time deposits	42,709	54,396	47,429
Total wholesale and brokered deposits	$99,512	$109,179	$102,994

In accordance with regulatory Call Report instructions, the Bank will file (or has filed) quarterly Call Reports which list brokered deposits of $56.8 million, $54.8 million and $55.6 million at June 30, 2017, June 30, 2016 and March 31, 2017, respectively.

(NASDAQ: BOCH)

INCOME STATEMENT OVERVIEW

TABLE 6
SUMMARY INCOME STATEMENT - UNAUDITED
(amounts in thousands, except per share data)

	For The Three Months Ended
	June 30,		Change		March 31,	Change
	2017	2016	Amount	%	2017	Amount	%
Interest income	$11,320	$10,257	$1,063	10%	$10,817	$503	5%
Interest expense	1,145	1,040	105	10%	1,083	62	6%
Net interest income	10,175	9,217	958	10%	9,734	441	5%
Provision for loan and lease losses	300	—	300	100%	200	100	100%
Noninterest income	983	437	546	125%	1,542	(559)	(36)%
Noninterest expense:
Branch acquisition and balance sheet reconfiguration costs	—	168	(168)	(100)%	—	—	—%
Other noninterest expense	7,714	7,500	214	3%	8,061	(347)	(4)%
Income before provision for income taxes	3,144	1,986	1,158	58%	3,015	129	4%
Provision for income taxes	935	430	505	117%	763	172	23%
Net income	$2,209	$1,556	$653	42%	$2,252	$(43)	(2)%

Basic earnings per share	$0.15	$0.11	$0.04	36%	$0.17	$(0.02)	(12)%
Average basic shares	15,014	13,367	1,647	12%	13,416	1,598	12%
Diluted earnings per share	$0.15	$0.11	$0.04	36%	$0.17	$(0.02)	(12)%
Average diluted shares	15,113	13,425	1,688	13%	13,521	1,592	12%
Dividends declared per common share	$0.03	$0.03	$—	—%	$0.03	$—	—%

Second Quarter of 2017 Compared With Second Quarter of 2016

Net income for the second quarter of 2017 increased $653 thousand compared to the second quarter of 2016. In the current quarter, net interest income was $958 thousand higher and noninterest income was $546 thousand higher. These positive changes were offset by an increase in the provision for loan and lease losses of $300 thousand, noninterest expense that was $46 thousand higher and a provision for income taxes that was $505 thousand higher.

Net Interest Income

Net interest income increased $958 thousand compared to the same period a year ago.

Interest income for the three months ended June 30, 2017 increased $1.1 million or 10% to $11.3 million. Interest and fees on loans increased $962 thousand primarily due to increased average loan balances. Interest on securities increased $10 thousand and interest on interest-bearing deposits due from banks increased $91 thousand.

Interest expense for the second quarter of 2017 increased $105 thousand or 10% to $1.1 million. The increase was primarily caused by an increase in the average rate paid on interest-bearing deposits.

(NASDAQ: BOCH)

Provision for loan and lease loss

During the three months ended June 30, 2017, the Company recorded a provision for loan and lease losses of $300 thousand reflecting growth in the loan portfolio. There was no provision for loan and lease losses during the second quarter of 2016. Average loans for the quarter ended June 30, 2017 totaled $821.3 million, an increase of $78.6 million (11%) compared to the same quarter a year ago.

Noninterest Income

Noninterest income for the three months ended June 30, 2017 increased $546 thousand compared to the second quarter for 2016. Noninterest income for 2016 was negatively impacted by the $546 thousand other-than-temporary-impairment of a bond investment.

Noninterest Expense

Noninterest expense for the three months ended June 30, 2017 increased $46 thousand compared to the same period a year previous. The increase was primarily due to termination and write-off of a $137 thousand software development project and data processing fees that increased $76 thousand. In 2017, branch acquisition and balance sheet reconfiguration costs of $168 thousand recorded in the same period a year previous did not recur.

Income Tax Provision

During the three months ended June 30, 2017, the Company recorded a provision for income taxes of $935 thousand (29.7% effective tax rate) compared with a provision for income taxes of $430 thousand (21.7% effective tax rate) for the same period a year ago. The Company’s effective tax rate has increased as muni income, tax credits and permanent deductions arising from investments in low income housing partnerships comprise a smaller percentage of pre-tax income.

Second Quarter of 2017 Compared With First Quarter of 2017

Net income for the second quarter of 2017 decreased $43 thousand compared to the first quarter of 2017. Net income for the three months ended March 31, 2017 included life insurance death benefit proceeds of $502 thousand that were not subject to income tax. In the current quarter, net interest income was $441 thousand higher and noninterest expenses were $347 thousand lower. These positive changes were offset by an increase in the provision for loan and lease losses of $100 thousand, noninterest income that was $559 thousand lower (a result of the life insurance death benefit proceeds) and a provision for income taxes that was $172 thousand higher.

Net Interest Income

Net interest income increased $441 thousand over the prior quarter.

Interest income for the three months ended June 30, 2017 increased $503 thousand or 5% to $11.3 million compared to the prior quarter. Interest and fees on loans increased $374 thousand due to increased average balances and increased yields. Interest on investment securities increased $87 thousand due to increased average balances and increased yields. Interest on interest-bearing deposits due from banks increased $42 thousand due to increased yields.

Interest expense for the three months ended June 30, 2017 increased $62 thousand or 6% to $1.1 million compared to the prior quarter. Interest paid on deposits increased from 29 basis points to 31 basis points.

Provision for loan and lease loss

During the three months ended June 30, 2017, the Company recorded a provision for loan and lease losses of $300 thousand compared with a provision for loan lease losses of $200 thousand for the prior quarter. Average loans for the quarter ended June 30, 2017 totaled $821.3 million, an increase of $14.5 million (7% annualized) compared to the prior quarter.

Noninterest Income

Noninterest income for the three months ended June 30, 2017 decreased $559 thousand compared to the prior quarter. During the current quarter, dividends on Federal Home Loan Bank of San Francisco stock decreased $49 thousand. During the prior quarter, we recognized income from life insurance death benefit proceeds of $502 thousand.

(NASDAQ: BOCH)

Noninterest Expense

Noninterest expense for the three months ended June 30, 2017 decreased $347 thousand compared to the prior quarter.

The decrease in noninterest expense was primarily driven by the following positive items:

●	Employee incentive payments decreased $190 thousand
●	Employee vacation accrual costs decreased $183 thousand
●	Other salaries and related benefits costs decreased $118 thousand
●	Payroll tax expenses decreased $221 thousand

These positive items were partially offset by the termination and write-off of a $137 thousand software development project and Nasdaq / transfer agent costs which increased $62 thousand.

Income Tax Provision

During the three months ended June 30, 2017, we recorded a provision for income taxes of $935 thousand (29.74% of pretax income) compared with a provision for income taxes of $763 thousand (25.31% of pretax income) for the prior quarter. Life insurance death benefits of $502 thousand recorded during the previous quarter are not subject to income tax, and if excluded from pretax income, the effective tax rate would have been 30.36%.

Earnings Per Share

Diluted earnings per share were $0.15 for the three months ended June 30, 2017 compared with diluted earnings per share of $0.11 for the same period a year ago and diluted earnings per share of $0.17 for the prior period. Net income and weighted average shares used to calculate earnings per share – diluted are summarized in table 6 above.

(NASDAQ: BOCH)

TABLE 7a
NET INTEREST MARGIN - UNAUDITED
(amounts in thousands)

	For The Three Months Ended
	June 30, 2017			June 30, 2016			March 31, 2017
	Average		Yield /	Average		Yield /	Average		Yield /
(Amounts in thousands)	Balance	Interest(1)	Rate (5)	Balance	Interest(1)	Rate (5)	Balance	Interest(1)	Rate (5)
Interest-earning assets:
Net loans (2)	$821,321	$9,758	4.77%	$742,684	$8,796	4.76%	$806,793	$9,384	4.72%
Taxable securities	143,705	872	2.43%	124,183	808	2.62%	137,582	789	2.33%
Tax-exempt securities	73,927	534	2.90%	77,168	588	3.06%	73,524	530	2.92%
Interest-bearing deposits in other banks	58,691	156	1.07%	46,097	65	0.57%	57,140	114	0.81%
Average interest-earning assets	1,097,644	11,320	4.14%	990,132	10,257	4.17%	1,075,039	10,817	4.08%
Cash and due from banks	17,364			17,028			16,873
Premises and equipment, net	15,809			15,632			16,165
Other assets	39,630			41,394			40,228
Average total assets	$1,170,447			$1,064,186			$1,148,305

Interest-bearing liabilities:
Interest-bearing demand	$421,888	184	0.17%	$382,811	130	0.14%	$420,416	148	0.14%
Savings deposits	109,857	47	0.17%	103,990	41	0.16%	113,647	47	0.17%
Certificates of deposit	208,703	545	1.05%	223,958	515	0.92%	215,202	529	1.00%
Net term debt	19,539	298	6.12%	19,510	295	6.08%	18,598	293	6.39%
Junior subordinated debentures	10,310	71	2.76%	10,310	59	2.30%	10,310	66	2.60%
Average interest-bearing liabilities	770,297	1,145	0.60%	740,579	1,040	0.56%	778,173	1,083	0.56%
Noninterest-bearing demand	275,039			220,377			262,881
Other liabilities	12,256			11,913			12,431
Shareholders’ equity	112,855			91,317			94,820
Average liabilities and shareholders’ equity	$1,170,447			$1,064,186			$1,148,305
Net interest income and net interest margin (4)		$10,175	3.72%		$9,217	3.74%		$9,734	3.67%
Tax equivalent net interest margin (3)			3.82%			3.87%			3.78%

(1) Interest income on loans is net of deferred fees and costs of approximately $131 thousand, $352 thousand, and $197 thousand for the three months ended June 30, 2017, and 2016 and March 31, 2017, respectively.

(2) Net loans includes average nonaccrual loans of $9.8 million, $11.4 million and $10.9 million for the three months ended June 30, 2017 and 2016 and March 31, 2017, respectively.

(3) Tax-exempt income has been adjusted to tax equivalent basis at a 34% tax rate. The amount of such adjustments was an addition to recorded income of approximately $275 thousand, $303 thousand and $273 thousand for the three months ended June 30, 2017 and 2016 and March 31, 2017, respectively.

(4) Net interest margin is net interest income expressed as a percentage of average interest-earning assets.
(5) Yields and rates are calculated by dividing the income or expense by the average balance of the assets or liabilities, respectively, and annualizing the result.

(NASDAQ: BOCH)

TABLE 7b
NET INTEREST MARGIN - UNAUDITED
(amounts in thousands)

	For The Six Months Ended
	June 30, 2017			June 30, 2016
	Average		Yield /	Average		Yield /
(Amounts in thousands)	Balance	Interest(1)	Rate (5)	Balance	Interest(1)	Rate (5)
Interest-earning assets:
Net loans (2)	$814,098	$19,142	4.74%	$731,740	$17,247	4.74%
Taxable securities	140,660	1,661	2.38%	122,050	1,592	2.62%
Tax-exempt securities	73,726	1,064	2.91%	77,510	1,182	3.07%
Interest-bearing deposits in other banks	57,920	270	0.94%	48,676	140	0.58%
Average interest-earning assets	1,086,404	22,137	4.11%	979,976	20,161	4.14%
Cash and due from banks	17,120			14,665
Premises and equipment, net	15,986			14,008
Other assets	39,928			40,543
Average total assets	$1,159,438			$1,049,192

Interest-bearing liabilities:
Interest-bearing demand	$421,156	332	0.16%	$353,291	252	0.14%
Savings deposits	111,742	94	0.17%	100,008	86	0.17%
Certificates of deposit	211,934	1,074	1.02%	222,897	1,112	1.00%
Net term debt	19,071	591	6.25%	55,478	1,077	3.90%
Junior subordinated debentures	10,310	137	2.68%	10,310	113	2.20%
Average interest-bearing liabilities	774,213	2,228	0.58%	741,984	2,640	0.72%
Noninterest-bearing demand	268,994			201,457
Other liabilities	12,343			14,439
Shareholders’ equity	103,888			91,312
Average liabilities and shareholders’ equity	$1,159,438			$1,049,192
Net interest income and net interest margin (4)		$19,909	3.70%		$17,521	3.60%
Tax equivalent net interest margin (3)			3.80%			3.72%

(1) Interest income on loans is net of deferred fees and costs of approximately $328 thousand and $667 thousand for the six months ended June 30, 2017 and 2016, respectively.
(2) Net loans includes average nonaccrual loans of $10.3 million and $10.9 million for the six months ended June 30, 2017 and 2016, respectively.

(3) Tax-exempt income has been adjusted to tax equivalent basis at a 34% tax rate. The amount of such adjustments was an addition to recorded income of approximately $548 thousand and $609 thousand for the six months ended June 30, 2017 and 2016, respectively.

(4) Net interest margin is net interest income expressed as a percentage of average interest-earning assets.
(5) Yields and rates are calculated by dividing the income or expense by the average balance of the assets or liabilities, respectively, and annualizing the result.

(NASDAQ: BOCH)

The current quarter net interest margin increased five basis points to 3.72% as compared to the prior quarter due to increased yields on average interest-earning assets. Increases in the average balances of interest-earning assets were funded by increased average balances in low cost demand deposits and increased average equity as a result of the sale of common stock during the quarter.

The net interest margin was 3.72% for the current quarter compared to 3.74% for the same period a year ago. The decrease was due to decreased yield on the securities portfolio and increased cost of interest-bearing liabilities. The decrease was partially offset by increased yield on loans and interest-bearing deposits at other institutions. The increase in interest income compared to the same quarter in the prior year is due to increased volume in the loan and investment portfolios. The increase in interest expense resulted primarily from an increase in the average rate paid on interest-bearing deposits.

Average deposit balances for the current quarter increased $3.3 million and $84.4 million compared to the prior quarter and the same period a year ago, respectively. The increase in average deposit balances compared to the prior quarter and the same quarter in the prior year was due to organic growth in core deposits. Our overall cost of total deposits increased to 0.31% for the quarter ended June 30, 2017 from 0.30% for the same period a year ago and from 0.29% for the prior quarter.

(NASDAQ: BOCH)

TABLE 8
ALLOWANCE FOR LOAN AND LEASE LOSSES ROLL FORWARD AND IMPAIRED LOAN TOTALS - UNAUDITED
(amounts in thousands)

	For The Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2017	2017	2016	2016	2016
Beginning balance ALLL	$11,641	$11,544	$11,849	$11,864	$11,495
Provision for loan and lease losses	300	200	—	—	—
Loans charged-off	(359)	(447)	(386)	(357)	(1,734)
Loan loss recoveries	106	344	81	342	2,103
Ending balance ALLL	$11,688	$11,641	$11,544	$11,849	$11,864

	At June 30,	At March 31,	At December 31,	At September 30,	At June 30,
	2017	2017	2016	2016	2016
Nonaccrual loans:
Commercial	$2,410	$2,534	$2,749	$1,710	$2,149
Real estate - commercial non-owner occupied	1,196	1,196	1,196	1,196	1,197
Real estate - commercial owner occupied	639	654	784	800	816
Real estate - residential - ITIN	3,346	3,331	3,576	3,392	3,664
Real estate - residential - 1-4 family mortgage	653	1,337	1,914	1,798	1,824
Real estate - residential - equity lines	872	906	917	942	995
Consumer and other	38	39	250	252	266
Total nonaccrual loans	9,154	9,997	11,386	10,090	10,911
Accruing troubled debt restructured loans:
Commercial	703	741	776	726	760
Real estate - commercial non-owner occupied	806	808	808	811	816
Real estate - residential - ITIN	4,712	4,761	5,033	5,280	5,336
Real estate - residential - equity lines	445	450	454	543	548
Total accruing troubled debt restructured loans	6,666	6,760	7,071	7,360	7,460

All other accruing impaired loans	—	—	337	483	550

Total impaired loans	$15,820	$16,757	$18,794	$17,933	$18,921

Gross loans outstanding at period end	$815,388	$810,194	$804,211	$779,019	$754,140

Nonaccrual loans to gross loans	1.12%	1.23%	1.42%	1.30%	1.45%

Allowance for loan and lease losses as a percent of:
Gross loans	1.43%	1.44%	1.44%	1.52%	1.57%
Nonaccrual loans	127.68%	116.44%	101.39%	117.43%	108.73%
Impaired loans	73.88%	69.47%	61.42%	66.07%	62.70%

We realized net loan loss charge-offs of $253 thousand in the current quarter compared with net loan loss charge-offs of $103 thousand in the prior quarter and net loan recoveries of $369 thousand for the same period a year ago. Charge-offs during the second quarter of 2017 of $359 thousand were primarily associated with purchased consumer loans and residential real estate loans.

(NASDAQ: BOCH)

We continue to monitor credit quality and adjust the ALLL to ensure that the ALLL is maintained at a level that is adequate to cover estimated credit losses in the loan and lease portfolio. A combination of net loan losses and loan portfolio growth supported management’s decision to record a $300 thousand provision for loan and lease losses during the quarter ended June 30, 2017 and a $200 thousand provision for loan and lease losses during the quarter ended March 31, 2017. There were no provisions for loan and lease losses during the years ended December 31, 2016 or 2015. Our ALLL as a percentage of gross loans was 1.43% as of June 30, 2017 compared to 1.57% as of June 30, 2016 and 1.44% as of March 31, 2017. Based on the Bank’s ALLL methodology, which uses criteria such as risk weighting and historical loss rates, and given the ongoing improvements in asset quality, management believes the Company’s ALLL is adequate at June 30, 2017. There is, however, no assurance that future loan and lease losses will not exceed the levels provided for in the ALLL and could possibly result in future charges to the provision for loan and lease losses.

At June 30, 2017, the recorded investment in loans classified as impaired totaled $15.8 million, with a corresponding specific reserve of $1.1 million compared to impaired loans of $18.9 million with a corresponding specific reserve of $903 thousand at June 30, 2016 and impaired loans of $16.8 million, with a corresponding specific reserve of $1.3 million at March 31, 2017. The decrease in loans classified as impaired and the decrease in the corresponding specific reserve compared to the prior quarter is primarily due to one nonaccrual residential real estate loan that was transferred to OREO during the quarter.

TABLE 9
TROUBLED DEBT RESTRUCTURINGS - UNAUDITED
(amounts in thousands)

	At June 30,	At March 31,	At December 31,	At September 30,	At June 30,
	2017	2017	2016	2016	2016
Nonaccrual	$4,630	$4,570	$4,995	$3,795	$3,905
Accruing	6,666	6,760	7,071	7,360	7,460
Total troubled debt restructurings	$11,296	$11,330	$12,066	$11,155	$11,365

Percentage of total gross loans	1.39%	1.40%	1.50%	1.43%	1.51%

There was one new troubled debt restructuring to grant a rate and payment deferral modification for a loan that was placed on nonaccrual status during the three months ended June 30, 2017. As of June 30, 2017, we had 118 restructured loans that qualified as troubled debt restructurings, of which 111 were performing according to their restructured terms.

(NASDAQ: BOCH)

TABLE 10
NONPERFORMING ASSETS - UNAUDITED
(amounts in thousands)

	At June 30,	At March 31,	At December 31,	At September 30,	At June 30,
	2017	2017	2016	2016	2016
Total nonaccrual loans	$9,154	$9,997	$11,386	$10,090	$10,911
90 days past due and still accruing	—	—	—	—	10
Total nonperforming loans	9,154	9,997	11,386	10,090	10,921

Other real estate owned	1,517	814	759	793	765
Total nonperforming assets	$10,671	$10,811	$12,145	$10,883	$11,686

Nonperforming loans to gross loans	1.12%	1.23%	1.42%	1.30%	1.45%
Nonperforming assets to total assets	0.88%	0.95%	1.06%	0.98%	1.09%

The June 30, 2017 OREO balance consists of six properties, of which three are 1-4 family residential real estate properties in the amount of $876 thousand, two are nonfarm nonresidential properties in the amount of $530 thousand and one is an undeveloped commercial property in the amount of $112 thousand. The increase the OREO balance compared to the prior quarter is due to one residential real estate loan that was transferred to OREO during the quarter.

(NASDAQ: BOCH)

TABLE 11
UNAUDITED CONSOLIDATED
BALANCE SHEET
(amounts in thousands, except per share data)

	At June 30,	At June 30,	Change		At March 31,
	2017	2016	$	%	2017
Assets:
Cash and due from banks	$23,420	$14,695	$8,725	59%	$18,315
Interest-bearing deposits in other banks	73,434	51,345	22,089	43%	42,744
Total cash and cash equivalents	96,854	66,040	30,814	47%	61,059

Securities available-for-sale, at fair value	209,609	157,906	51,703	33%	181,534
Securities held-to-maturity, at amortized cost	31,329	35,415	(4,086)	(12)%	31,257

Loans, net of deferred fees and costs	816,929	755,168	61,761	8%	811,640
Allowance for loan and lease losses	(11,688)	(11,864)	176	(1)%	(11,641)
Net loans	805,241	743,304	61,937	8%	799,999

Premises and equipment, net	15,417	15,660	(243)	(2)%	15,903
Other real estate owned	1,517	765	752	98%	814
Life insurance	21,629	22,794	(1,165)	(5)%	21,494
Deferred taxes	8,723	8,026	697	9%	9,363
Goodwill and core deposit intangible, net	2,141	2,362	(221)	(9)%	2,196
Other assets	19,634	17,920	1,714	10%	19,132
Total assets	$1,212,094	$1,070,192	$141,902	13%	$1,142,751

Liabilities and shareholders' equity:
Demand - noninterest-bearing	$303,560	$224,467	$79,093	35%	$270,412
Demand - interest-bearing	426,798	385,609	41,189	11%	407,784
Savings	109,472	105,228	4,244	4%	112,738
Certificates of deposit	206,395	222,252	(15,857)	(7)%	213,556
Total deposits	1,046,225	937,556	108,669	12%	1,004,490

Term debt	18,300	19,577	(1,277)	(7)%	18,667
Unamortized debt issuance costs	(161)	(201)	40	(20)%	(173)
Net term debt	18,139	19,376	(1,237)	(6)%	18,494

Junior subordinated debentures	10,310	10,310	—	0%	10,310
Other liabilities	11,468	10,462	1,006	10%	12,994
Total liabilities	1,086,142	977,704	108,438	11%	1,046,288

Shareholders' equity:
Common stock	51,651	24,421	27,230	112%	24,800
Retained earnings	73,789	66,356	7,433	11%	72,066
Accumulated other comprehensive income (loss), net of tax	512	1,711	(1,199)	(70)%	(403)
Total shareholders' equity	125,952	92,488	33,464	36%	96,463

Total liabilities and shareholders' equity	$1,212,094	$1,070,192	$141,902	13%	$1,142,751

Total interest-earning assets	$1,130,619	$997,211	$133,408	13%	$1,068,066
Shares outstanding	16,260	13,439			13,517
Tangible book value per share	$7.61	$6.71			$6.97

(NASDAQ: BOCH)

TABLE 12
UNAUDITED
INCOME STATEMENT
(amounts in thousands, except per share data)

	For The Three Months Ended					For The Six Months Ended
	June 30,		Change		March 31,	June 30,
	2017	2016	$	%	2017	2017	2016
Interest income:
Interest and fees on loans	$9,758	$8,796	$962	11%	$9,384	$19,142	$17,247
Interest on securities	872	808	64	8%	789	1,661	1,592
Interest on tax-exempt securities	534	588	(54)	(9)%	530	1,064	1,182
Interest on deposits in other banks	156	65	91	140%	114	270	140
Total interest income	11,320	10,257	1,063	10%	10,817	22,137	20,161
Interest expense:
Interest on demand deposits	184	130	54	42%	148	332	252
Interest on savings deposits	47	41	6	15%	47	94	86
Interest on certificates of deposit	545	515	30	6%	529	1,074	1,112
Interest on term debt	298	295	3	1%	293	591	1,077
Interest on other borrowings	71	59	12	20%	66	137	113
Total interest expense	1,145	1,040	105	10%	1,083	2,228	2,640
Net interest income	10,175	9,217	958	10%	9,734	19,909	17,521
Provision for loan and lease losses	300	—	300	100%	200	500	—
Net interest income after provision for loan and lease losses	9,875	9,217	658	7%	9,534	19,409	17,521
Noninterest income:
Service charges on deposit accounts	142	88	54	61%	127	269	160
ATM and point of sale	288	335	(47)	(14)%	266	554	427
Payroll and benefit processing fees	147	139	8	6%	191	338	299
Life insurance	135	153	(18)	(12)%	646	781	309
Gain on investment securities, net	35	28	7	25%	66	101	122
Impairment losses on investment securities	—	(546)	546	100%	—	—	(546)
Federal Home Loan Bank of San Francisco dividends	54	99	(45)	(45)%	103	157	189
Other income	182	141	41	29%	143	325	426
Total noninterest income	983	437	546	125%	1,542	2,525	1,386

(NASDAQ: BOCH)

TABLE 12 - CONTINUED
UNAUDITED
INCOME STATEMENT
(amounts in thousands, except per share data)

	For The Three Months Ended					For The Six Months Ended
	June 30,		Change		March 31,	June 30,
	2017	2016	$	%	2017	2017	2016
Noninterest expense:
Salaries and related benefits	4,147	4,086	61	1%	4,858	9,005	8,315
Occupancy and equipment	1,054	987	67	7%	1,048	2,102	1,776
Federal Deposit Insurance Corporation insurance premium	104	181	(77)	(43)%	48	152	337
Data processing fees	450	374	76	20%	407	857	678
Professional service fees	501	470	31	7%	393	894	906
Telecommunications	223	199	24	12%	211	434	346
Branch acquisition costs	—	168	(168)	(100)%	—	—	580
Loss on cancellation of interest rate swap	—	—	—	—%	—	—	2,325
Other expenses	1,235	1,203	32	3%	1,096	2,331	2,406
Total noninterest expense	7,714	7,668	46	1%	8,061	15,775	17,669
Income before provision for income taxes	3,144	1,986	1,158	58%	3,015	6,159	1,238
Deferred tax asset write-off	—	—	—	—%	—	—	363
Provision for income taxes	935	430	505	117%	763	1,698	279
Net income	$2,209	$1,556	$653	42%	$2,252	$4,461	$596

Basic earnings per share	$0.15	$0.11	$0.04	36%	$0.17	$0.31	$0.04
Average basic shares	15,014	13,367	1,647	12%	13,416	14,220	13,364
Diluted earnings per share	$0.15	$0.11	$0.04	36%	$0.17	$0.31	$0.04
Average diluted shares	15,113	13,425	1,688	13%	13,521	14,321	13,408

(NASDAQ: BOCH)

TABLE 13
UNAUDITED CONDENSED CONSOLIDATED
YEAR TO DATE AVERAGE BALANCE SHEETS
(amounts in thousands)

	For the Six Months Ended		For the Twelve Months Ended
	June 30,	June 30,	December 31,	December 31,	December 31,
	2017	2016	2016	2015	2014
Earning assets:
Loans	$814,098	$731,740	$752,938	$699,227	$625,166
Taxable securities	140,660	122,050	120,884	120,897	147,916
Tax exempt securities	73,726	77,510	75,303	77,089	83,973
Interest-bearing deposits in other banks	57,920	48,676	58,668	30,323	56,465
Total earning assets	1,086,404	979,976	1,007,793	927,536	913,520

Cash and due from banks	17,120	14,665	15,831	11,220	11,246
Premises and equipment, net	15,986	14,008	15,078	11,552	12,105
Other assets	39,928	40,543	41,048	42,423	36,936
Total assets	$1,159,438	$1,049,192	$1,079,750	$992,731	$973,807

Liabilities and shareholders' equity:
Demand - noninterest-bearing	$268,994	$201,457	$226,368	$156,578	$139,792
Demand - interest-bearing	421,156	353,291	374,170	283,105	272,383
Savings	111,742	100,008	104,771	92,659	91,108
Certificates of deposit	211,934	222,897	221,074	238,626	259,445
Total deposits	1,013,826	877,653	926,383	770,968	762,728

Term debt	19,071	55,478	37,286	88,874	77,534
Junior subordinated debentures	10,310	10,310	10,310	10,310	15,239
Other liabilities	12,343	14,439	13,217	16,588	15,934
Total liabilities	1,055,550	957,880	987,196	886,740	871,435

Shareholders' equity	103,888	91,312	92,554	105,991	102,372
Liabilities & shareholders' equity	$1,159,438	$1,049,192	$1,079,750	$992,731	$973,807

(NASDAQ: BOCH)

TABLE 14
UNAUDITED CONDENSED CONSOLIDATED
QUARTERLY AVERAGE BALANCE SHEETS
(amounts in thousands)

	For The Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2017	2017	2016	2016	2016
Earning assets:
Loans	$821,321	$806,793	$778,458	$769,354	$742,684
Taxable securities	143,705	137,582	124,881	114,578	124,183
Tax exempt securities	73,927	73,524	72,288	73,952	77,168
Interest-bearing deposits in other banks	58,691	57,140	75,760	61,346	46,097
Total earning assets	1,097,644	1,075,039	1,051,387	1,019,230	990,132

Cash and due from banks	17,364	16,873	16,953	17,018	17,028
Premises and equipment, net	15,809	16,165	16,331	15,941	15,632
Other assets	39,630	40,228	41,363	41,729	41,394
Total assets	$1,170,447	$1,148,305	$1,126,034	$1,093,918	$1,064,186

Liabilities and shareholders' equity:
Demand - noninterest-bearing	$275,039	$262,881	$261,600	$240,418	$220,377
Demand - interest-bearing	421,888	420,416	398,749	390,895	382,811
Savings	109,857	113,647	111,755	107,210	103,990
Certificates of deposit	208,703	215,202	217,463	221,078	223,958
Total deposits	1,015,487	1,012,146	989,567	959,601	931,136

Term debt	19,539	18,598	18,975	19,610	19,510
Junior subordinated debentures	10,310	10,310	10,310	10,310	10,310
Other liabilities	12,256	12,431	12,856	11,159	11,913
Total liabilities	1,057,592	1,053,485	1,031,708	1,000,680	972,869

Shareholders' equity	112,855	94,820	94,326	93,238	91,317
Liabilities & shareholders' equity	$1,170,447	$1,148,305	$1,126,034	$1,093,918	$1,064,186

(NASDAQ: BOCH)

About Bank of Commerce Holdings

Bank of Commerce Holdings is a bank holding company headquartered in Redding, California and is the parent company for Redding Bank of Commerce which operates under two separate names (Redding Bank of Commerce and Sacramento Bank of Commerce, a division of Redding Bank of Commerce). The Bank is an FDIC-insured California banking corporation providing community banking and financial services through nine offices located in northern California. The Bank opened on October 22, 1982. The Company’s common stock is listed on the NASDAQ Global Market and trades under the symbol “BOCH”.

Contact Information:

Randall S. Eslick, President and Chief Executive Officer

Telephone Direct (530) 722-3900

Samuel D. Jimenez, Executive Vice President and Chief Operating Officer

Telephone Direct (530) 722-3952

James A. Sundquist, Executive Vice President and Chief Financial Officer

Telephone Direct (530) 722-3908

Andrea Schneck, Vice President and Senior Administrative Officer

Telephone Direct (530) 722-3959